EXHIBIT INDEX

9. Opinion of counsel and consent to its use as to the legality of the securities being registered.

10.1 Consent of Independent Registered Public Accounting Firm for the American Express Signature Variable Annuity.

10.2 Consent of Independent Registered Public Accounting Firm for the American Express Signature Select Variable Annuity.

13.1 Power of Attorney to sign Amendments to this Registration Statement, dated April 13, 2005.